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                                                                    EXHIBIT 99.3

                             [DAVE & BUSTER'S LOGO]

                 TENDER OFFER FOR DAVE & BUSTER'S SHARES EXPIRES


DALLAS - JULY 10, 2002 - Dave & Buster's, Inc. (NYSE: DAB), a leading operator of upscale restaurant/entertainment complexes, announced today that the tender offer by D&B Acquisition Sub, Inc., a group led by its founders and certain members of Dave & Buster's senior executive management, together with Investcorp, a global investment group, and international investors organized by Investcorp, has expired without sufficient shares being tendered to complete the transaction. The offer expired at 5:00 P.M., New York City time, on Tuesday, July 9, 2002.

Approximately 6.2 million shares (approximately 45.8 percent of the outstanding shares) were tendered but will not be accepted for payment.

The Company is presently evaluating its rights and obligations under the Merger Agreement with D&B Acquisitions Sub, including possible termination of the Agreement.

ABOUT DAVE & BUSTER'S, INC.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's operates 31 large format, high-volume restaurant/entertainment complexes throughout the United States. The Company additionally has international licensing agreements for the Dave & Buster's concept for the Pacific Rim, Canada, the Middle East, Mexico and Korea. Dave & Buster's had total revenues of $358.0 million for the fiscal year ended February 3, 2002.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that involve assumptions regarding the operations and future prospects of Dave & Buster's. Although Dave & Buster's believes these statements are based on reasonable assumptions, such statements are subject to risk and uncertainty. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other communications. A discussion of risk factors can be found in the Company's Form-10K and other documents filed with the Securities and Exchange Commission.

Contact:  DAVE & BUSTER'S
          Investor Relations
          214.904.2288


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